Exhibit 99.1

Resignation

Neil Lande

April 2, 2009

Mr. David Steward

Chairman of the board

Wentworth Energy

800 N Church St. Suite C

Palestine, Texas 75801

Dear David,

Kindly accept my resignation as a director from the board of Wentworth Energy effective immediately.

I prefer not entering into a consulting agreement. In the future, should you or anyone connected with Company wish to engage me and it is not in conflict with my existing activities, I will be pleased to consider it.

Your intention to attempt to pay me my deferred director fee in May that was originally scheduled on or before June 30 in our recent Board Meeting, is a nice gesture and is appreciated.

Kindly circulate this letter to the other board members if you find it appropriate.

Sincerely yours,

/s/ Neil Lande

Neil Lande

2101 Crawford Street, Suite 220 Houston, Texas 77002

(713) 621-9950 Fax: (713) 975-0785 Email: Neillande@republiccapital.net